Exhibit 10.9

— 1551 Eastlake Ave E, Ste 200 Seattle, WA 98102	206.659.0067 adaptivebiotech.com

[Date]

[Non-Employee Director Name]

[Non-Employee Director Address]

[Non-Employee Director Address]

Re:	Restated Non-Employee Director Change in Control Agreement

Dear [Non-Employee Director Name]:

On behalf of Adaptive Biotechnologies Corporation (the “Company”), I am pleased to offer you the following protections in case of a Change in Control (as defined in the Company’s 2009 Equity Incentive Plan, as amended, the “Plan”). In the event of a Change in Control, and provided you are then providing Service (as defined in the Plan), all stock options or other equity granted to you under the Plan, the Company’s 2019 Equity Incentive Plan and/or other equity incentive plans or programs established by the Company, which are unvested as of the date of such Change in Control shall become immediately vested in full immediately prior to the consummation of the Change in Control.

If any payment or benefit pursuant to this letter agreement or otherwise that you would receive in connection with a Change in Control (a “Transaction Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Company shall cause the following: (1) payment in full of the entire amount of the Transaction Payments (a “Full Payment”), or (2) payment of only a part of the Transaction Payments so that you receive the largest payment possible without the imposition of the Excise Tax (a “Reduced Payment”), whichever amount results in your receipt, on an after-tax basis, of the greater amount of the Transaction Payment notwithstanding that all or some portion of the Transaction Payment may be subject to the Excise Tax. For purposes of determining whether to make a Full Payment or a Reduced Payment, the Company shall cause to be taken into account all applicable federal, state and local income and employment taxes and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes). If a Reduced Payment is made, (x) the Transaction Payment shall be paid only to the extent permitted under the Reduced Payment alternative, and you shall have no rights to any additional payments and/or benefits constituting the Transaction Payment, and (y) reduction in payments and/or benefits shall occur in the following order: (1) reduction of cash payments (if any); (2) cancellation of accelerated vesting of equity awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits (if any) paid to you; provided that in each case, the reduction of payments and benefits shall be implemented in a manner that does not violate Section 409A of the Code. In the event that acceleration from your equity awards is to be reduced, such acceleration of vesting shall be canceled in the reverse order of the date of grant. The Company shall appoint a nationally recognized independent registered public accounting firm or law firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations required to be made hereunder. The firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and you within fifteen (15) calendar days after the date on which your right to a Transaction Payment is triggered (if requested at that time by the Company or you) or such other time as reasonably requested by the Company or you. If firm determines that no Excise Tax is payable with respect to the Transaction Payments, either before or after the application of the Reduced Amount, it shall furnish the Company with an opinion reasonably acceptable to the Company that no Excise Tax will be imposed with respect to such Transaction Payments. Any good faith determinations of the firm made hereunder shall be final, binding and conclusive upon you.

In consideration for the foregoing protections, by counter-signing below you agree that for a period ending two (2) years after the date of your termination of service on the Company’s board of directors, you will not without the written consent of the Company, directly or indirectly through another entity, induce or attempt to induce any employee of the Company and its subsidiaries to leave the employ of the Company or a Company subsidiary, or in any way interfere with the relationship between the Company or a Company subsidiary and any employee thereof and will not induce or attempt to induce any customer, supplier, client, broker, licensee or other business relation of the Company or its subsidiaries to cease doing business, or to alter in any manner its business relationship, with the Company or its subsidiaries. By signing this agreement, both parties signify their intent for the non-solicitation covenant to be enforceable to the maximum extent allowable by law.

This letter agreement supersedes, and amends and restates in its entirety, that certain Non-Employee Director change of control agreement by and between you and the Company dated as of [    ].

Sincerely,

ADAPTIVE BIOTECHNOLOGIES CORPORATION

Chad Robins
Chief Executive Officer

I agree to and accept the terms and conditions set forth in this letter agreement.

[Non-Employee Director Name]

Date: